Exhibit 99.3
WEBMD HEALTH CORP.
2007 FINANCIAL GUIDANCE SUMMARY
(in millions, except per share amounts)

		Quarter Ended		Year Ended
	Nine Months Ended	December 31, 2007		December 31, 2007
	September 30, 2007	Range		Range
Revenue	$238.6	$94.0	$98.0	$332.6	$336.6

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	51.8	30.0	32.5	81.8	84.3

Adjusted EBITDA per diluted common share	$0.87	$0.50	$0.54	$1.36	$1.41

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	8.5	3.4	3.5	11.9	12.0
Depreciation and amortization	(20.0)	(7.3)	(7.1)	(27.3)	(27.1)
Non-cash advertising	(2.5)	(3.2)	(3.0)	(5.7)	(5.5)
Non-cash stock-based compensation	(15.6)	(4.2)	(4.1)	(19.8)	(19.7)
Income tax provision (c)	(4.7)	(3.4)	(3.8)	(8.1)	(8.5)

Net income	$17.6	$15.3	$18.0	$32.8	$35.5

Net income per common share:

Basic	$0.31	$0.27	$0.32	$0.57	$0.62

Diluted	$0.29	$0.26	$0.30	$0.55	$0.59

Weighted-average shares outstanding used in computing net income per common share:
Basic	57.1	57.1	57.1	57.1	57.1

Diluted	59.7	60.0	60.0	60.0	60.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Our guidance for Q4 2007 does not contemplate any benefit stemming from the reversal of valuation allowance against our deferred tax assets

FINANCIAL GUIDANCE SUMMARY
2008 Financial Guidance
(in millions, except per share amounts)

	Year Ended
	December 31, 2008
	Range
Revenue	$420.0	$435.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	120.0	130.0

Adjusted EBITDA per diluted common share	$1.94	$2.10

Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	14.0	15.0
Depreciation and amortization	(31.0)	(29.0)
Non-cash advertising	(5.0)	(5.0)
Non-cash stock-based compensation	(23.0)	(22.0)
Income tax provision (c)	(31.0)	(36.0)

Net income	$44.0	$53.0

Net income per common share:
Basic	$0.75	$0.90

Diluted	$0.71	$0.85

Weighted-average shares outstanding used in computing net income per common share:
Basic	59.0	59.0
Diluted	62.0	62.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to net income

(c)	Our guidance for 2008 contemplates a non-cash federal tax provision, and does not contemplate any benefit stemming from the reversal of valuation allowance against our deferred tax assets